Exhibit 10.1

September 2, 2025

Debbie Kaster

30 Via Hermosa

Greenbrae, CA 94904

Re:Amended and Restated Employment Terms

Dear Debbie:

This amended and restated offer letter agreement amends and replaces the offer letter dated March 25, 2025 between you and Adagio Medical Holdings, Inc. (the “Company”). I am pleased to offer you continued employment in the roles of Chief Financial Officer and Chief Business Officer, on the terms set forth in this offer letter agreement (the “Agreement”). As discussed, your role as Chief Financial Officer and Chief Business Officer shall be effective upon the full execution of this Agreement and no later than September 2, 2025 (such actual date of your employment as both Chief Financial Officer and Chief Business Officer shall be referred to herein as the “Effective Date”).

1.	Employment by the Company.
a)	Position. You will serve as the Company’s Chief Financial Officer and Chief Business Officer. During the term of your employment with the Company, you will continue to devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
b)	Duties and Location. You will perform those duties and responsibilities as may be directed by the Chief Executive Officer, to whom you will report. Your primary office location will be the Company’s offices in Laguna Hills, California; however, it is understood that you will be primarily working remotely. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.

2.	Base Salary, Bonus and Employee Benefits.
a)	Salary. You will be paid a base salary at the rate of $366,000 per year, less applicable payroll deductions and withholdings. After the closing of the first tranche of a Company Financing, you shall immediately receive a salary increase of no less than 4% of your base salary, which will take effect on the first payroll period following the closing of such financing. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation. For purposes of this paragraph 2.(a), “Company Financing” means the Company’s receipt of gross cash proceeds of at least $5 million.
b)	Annual Discretionary Bonus. You will continue to be eligible to earn an annual discretionary performance and retention bonus of up to 40% of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the Company’s assessment of your individual performance and the Company’s performance for a given calendar year, as well as any other criteria the Company deems relevant. The Company will determine, in its sole discretion, whether you have earned an Annual Bonus and the amount of any such bonus. Bonus payments, if any, will be paid subject to applicable payroll deductions and withholdings. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year. Your bonus eligibility is subject to change in the discretion of the Board (or any authorized committee thereof).
c)	Employee Benefits. As a regular full-time employee, you will continue to be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and

Debbie Kaster

September 2, 2025

subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request.

3.	Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

4.	Equity Compensation. The Company has granted you options to purchase 819,000 shares of the Company’s Common Stock with an exercise price equal to the closing per-share trading price of the Company’s common stock on the date of grant (the “Options”). Options to purchase 546,000 shares (the “Time-Based Option”) vest subject to your continued employment over a four-year period, whereby twenty-five percent (25%) of your Time-Based Option shares will vest on the one year anniversary of April 1, 2025, with the remaining shares subject to the Time-Based Option vesting in thirty-six (36) equal monthly installments thereafter, in each case generally subject to your continued employment through the applicable vesting dates. The remaining Options to purchase 273,000 shares are subject to certain performance-based milestones (the “Performance-Based Options”). As of the Effective Date, the Company agrees to amend the terms of Performance-Based Options to purchase 182,000 shares such that the vesting of such Options will be identical to the Time-Based Options (and such Options shall thereafter be deemed to be a Time-Based Option). The remaining Performance-Based Options to purchase 91,000 shares will vest immediately at the time of the consummation of a Change in Control, within the meaning of the Plan, that results in total consideration to the Company’s stockholders of more than $250,000,000. In connection with the Company’s next equity financing (the “Financing”), the Company agrees at the next meeting of the Company’s Board of Directors following the Financing, to issue to you equity in the Company such that, immediately following the closing of the Financing, you shall own 2% of the Company’s fully diluted capitalization (the “Guaranteed Ownership Interest”). For purposes of this Section, “fully diluted capitalization” means the total number of shares of the Company’s capital stock outstanding on an as-converted basis, plus all shares subject to outstanding options, warrants, convertible securities, and any other rights to acquire capital stock of the Company, whether vested or unvested, including without limitation any warrants or other equity rights issued to investors in the Financing (including milestone-based warrants).

The Options continue to otherwise be subject to the terms of the Plan and the applicable award agreement thereunder. In the event of a Change in Control within the meaning of the Plan, (i) the portion of the Performance-Based Options whose vesting is contingent upon the occurrence of a Change in Control shall vest if and as applicable based on the terms of the Change in Control, (ii) the remaining portion of the Performance-Based Options shall be forfeited if still outstanding and (iii) the Time-Based Option shall either vest in full and be settled or, if the Time-Based Option continues in effect or is assumed or an equivalent award is substituted, vest in full if your employment is terminated within two years following the Change in Control by the Company other than for Cause or by you for Good Reason.

5.	Compliance with Confidentiality Information Agreement and Company Policies. Your signed Employee Confidential Information and Inventions Assignment Agreement between you the Company (the “Confidentiality Agreement”) will continue to be in full force and effect, and binding on you. In addition, you continue to be required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee Handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

Debbie Kaster

September 2, 2025

6.	Protection of Third Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

7.	At-Will Employment Relationship. Your employment relationship with the Company will continue to be at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice. While the Company also may change your position, job duties, work location, reporting structure, compensation, and benefits from time to time in its discretion, the at-will nature of your employment can only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8.	Severance Absent Change in Control. If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 10 (“Limitation on Severance Benefits / Clawback and Recovery”), 12 (“Conditions to Receipt of Any Severance”) and 13 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company will provide you with the following severance benefits (the “Non-CIC Severance Benefits”):

a)	Base Salary Severance. The Company will pay you, as cash severance, six (6) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (the “Base Salary Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date, and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

b)	Bonus Eligibility Severance. The Company will allow you to remain eligible to receive a prorated amount of the actual bonus you could have received if you had remained employed with the Company until the payment date of your annual discretionary bonus for the year of your Qualifying Termination and otherwise satisfied the requirements for earning such annual bonus. If the Company awards you any such bonus, it will be prorated for the time that you were employed by the Company during the calendar year of your Qualifying Termination and will be paid to you, less standard deductions and withholdings, in a lump sum payment at the time that similarly situated executives of the Company are paid such bonuses, if any, but in no event later than March 15 of the year following the year of your Qualifying Termination.
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You hereby acknowledge and agree that nothing under the terms of your continued employment or regarding the amendment of your employment pursuant to this Agreement entitles you to resign for Good Reason under your prior offer letter agreement or otherwise.

Debbie Kaster

September 2, 2025

9.	Change in Control Severance. In the event of a Qualifying Termination that occurs three (3) months prior to or within twelve (12) months following the closing of a Change in Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then subject to Sections 10 (“Limitation on Severance Benefits / Clawback and Recovery”), 12 (“Conditions to Receipt of Any Severance”) and 13 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company will: (a) increase the amount of Base Salary Severance described in Section 8(a) to twelve (12) months; and (b) pay you, as an additional severance benefit, an amount equal to a prorated amount of your target Annual Bonus for the year of your Qualifying Termination (based on the time that you were employed by the Company during the calendar year of your Qualifying Termination), with such cash component to be paid in a single lump sum within ten business days after the effective date of the Release (collectively, the “CIC Severance Benefits” and, together with the Non-CIC Severance Benefits, the “Severance Benefits”).

10.	Limitation on Severance Benefits / Clawback and Recovery. Under no circumstances will you be able to receive both the Non-CIC Severance Benefits and the CIC Severance Benefits. Any and all Severance benefits provided under this Agreement will be subject to recoupment in accordance with any recoupment policy or policies that shall have been adopted by the Company, as the same may be amended or restated from time to time.
11.	Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance, other than your rights to the vested portion of your Option and any other rights to which you are entitled under the Company’s benefit programs.
12.	Conditions to Receipt of Any Severance. Prior to and as a condition to your receipt of any severance benefits as set forth in Sections 8 or 9 above, you shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).
13.	Return of Company Property. Upon the termination of your employment for any reason, as a precondition to your receipt of the Severance (if applicable), within five (5) days after your Separation from Service Date (or earlier if requested by the Company), you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. You also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which you established, administered, or to which you had access, and must terminate your access to such network and accounts and otherwise comply with any Company requests regarding all such access and accounts. In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit

Debbie Kaster

September 2, 2025

any confidential or proprietary data, materials or information of the Company, then within five (5) days after your Separation from Service date (or earlier if requested by the Company) you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you shall deliver to the Company a signed statement certifying compliance with this Section prior to the receipt of the Severance.

14.	Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

15.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a)	For purposes of this Agreement, “Cause” for termination will mean your: (i) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (iii) material breach of your duties to the Company; (iv) intentional damage to any property of the Company; (v) misconduct, or other violation of Company policy that causes harm; (vi) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (vii) conduct by you which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. The determination that a termination is for Cause shall be made by the Company in its sole discretion.

b)	For purposes of this Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a material diminution in your duties, title or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by you; provided, however, that if you are serving as a member of the Board (or similar governing body) of the Company or any other entity in which the Company holds an equity interest, in no event shall your removal as a board member, regardless of the reason for such removal, constitute Good Reason; (ii) a material change in the geographic location at which you perform your principal duties for the Company to a new location that is more than 50 miles from the location at which you perform your principal duties for the Company as of the date immediately prior to such change; or (iii) any material reduction in your base salary (other than a general reduction that affects all similarly situated executives in substantially the same proportions). In order to resign for Good Reason, you must provide written notice to the Board within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 60 days after the expiration of the cure period.

c)	For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Plan, as may be amended from time to time.
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Debbie Kaster

September 2, 2025

16.	Compliance with Section 409A. It is intended that the Severance set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

17.	Section 280G; Parachute Payments.
a)	If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Debbie Kaster

September 2, 2025

b)	Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
c)	Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 17 (“Section 280G; Parachute Payments”). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.
d)	If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 17(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 17(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 17(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
18.	Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted JAMS or its successor, under such arbitration service’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address(es): (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded

Debbie Kaster

September 2, 2025

Claims arising out of 9 U.S.C., chapter 4, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class or representative claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class or in a representative capacity shall proceed in a court of law rather than by arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator, unless applicable law requires otherwise. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your employee confidential information and inventions assignment agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
19.	Miscellaneous. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not eligible for any other form of compensation or benefits as part of your continued employment, except as expressly set forth in this Agreement, including without limitation under any prior offer letter agreement or severance benefits agreement. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Debbie Kaster

September 2, 2025

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before March 28 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Adagio Medical Holdings, Inc.

/s/ Todd Usen
Todd Usen
Chief Executive Officer

Reviewed, Understood, and Accepted:

/s/ Debbie Kaster		9/3/2025
Debbie Kaster	Date

Exhibit A:  Confidentiality Agreement

Exhibit A

CONFIDENTIALITY AgreemenT

A-1